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                                                                    Exhibit 10.9

                           [LogicVision Letterhead]

June 19, 1996

Mr. Michael Howells
40 Herrington Court
Nepean, ON  K2H 5N7

Dear Michael:

With regard to our offer to provide you a loan from LV Software, Inc. of up to $75,000 towards purchasing a home as part of your relocation to San Jose, this letter is intended to clarify the terms and conditions of this loan. If you accept the terms and conditions indicated below, please sign below and return a signed copy of this letter to me.

1. The loan shall be in the amount of at most $75,000. The purpose of this loan shall be the purchase of a home in the San Jose area and related expenses.

2. The loan will be simple interest at 8.0% per annum. The company will pay the interest and the taxes on interest-as-a-benefit for the first 5 years from the date you draw the money.

3. 100,000 shares of your vested LV Software, Inc. common stock shall be used as the collateral for this loan.

4. At the end of a five year period you will have the option to a) repay the loan in full or b) enter a repayment schedule for the loan based on a 10 year amortization at 8.0% per annum or c) forfeit your collateral.

5. Should the company's common shares become publicly traded at anytime during the first four years of this agreement and after one year of such public trading the value of each common share found to be in excess of $1.25 a share, then you will be obligated at such time to sell the collateral and discharge the loan using the proceeds.

6. The terms of this letter shall remain unchanged should you be terminated by the company.

Sincerely,

/s/ Vinod Agarwal

Vinod K. Agarwal
President & CEO

I, Michael Howells, accept the terms and conditions specified in the above letter.

Signed:  Michael Howells         Date:                  Location:
       /s/ Michael Howells       June 24, 1996          San Jose, CA